Contacts: Carol K. Nelson, CEO Lars Johnson, CFO 425.339.5500 www.cascadebank.com
NEWS RELEASE

KATHERINE M. LOMBARDO AND JIM GAFFNEY JOIN
THE CASCADE FINANCIAL CORPORATION BOARD OF DIRECTORS

(September 27, 2006 - Everett, WA) - Katherine M. Lombardo and Jim Gaffney have joined the board of directors for Cascade Financial Corporation, Chairman of the Board David W. Duce reported today. “Our board is fortunate to add the rich leadership talent, insights and market knowledge of both new board members,” Duce said.

About Katherine Lombardo:

Lombardo was recognized in 2005 by the Puget Sound Business Journal as one of “20 Women of Influence” with authority and power to move the needle in business, industry and the community. Lombardo brings rich career and board experience and financial acumen to her board position with Cascade Financial Corporation. Her broad experience and contacts in King County will support the bank’s growing presence in that market.

Since 1998, Lombardo has served as Senior Vice President and Northwest Regional Manager for CH2M Hill, a global project delivery firm of architects, engineers, environmental scientists, construction managers and operations/maintenance staff. She is responsible for the integration of services and overall financial performance of the firm’s business across the region, which includes 1,100 staff members in offices in Washington, Oregon, Idaho, Alaska, Montana and Hawaii. Among other service commitments, Lombardo also contributes leadership in efforts to drive economic growth strategies across the state for the Bellevue and Seattle Chambers of Commerce, the Eastside Business Roundtable and the Community Development Roundtable in Seattle.

About Jim Gaffney:

Gaffney is the owner/president and founder of Gaffney Construction, Inc., a commercial construction firm based in Everett, Washington. Established in 1974, Gaffney Construction has built a diverse range of projects including bank, office, retail and non-profit facilities. His broad experience and contacts in the Snohomish County market will be an asset to the bank. An Everett native, Gaffney has served as past president and board member for the Boys & Girls Club of Snohomish County for more than 20 years.

About Cascade Financial Corporation:

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation (NASDAQ: CASB), is a state chartered commercial bank headquartered in Everett, Washington. Cascade Bank has proudly served the Puget Sound region for over 90 years and operates 19 full service offices located in Everett, Lynnwood, Marysville, Mukilteo, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish and North Bend, with a Shoreline office scheduled to open next summer.

Earlier this month, Ryan Beck & Company ranked CASB #56 on its list of top performing U.S. Bank Stocks, based on a 5-year total return.

Visit www.cascadebank.com to learn more.